                                                                    EXHIBIT 99.1


                       PROPOSED "COMPANY OUTLOOK" SECTION
                            FOR BADGER METER WEB SITE



                                 COMPANY OUTLOOK


FORWARD-LOOKING STATEMENTS

Certain statements contained in the pages of this web site, as well as other information provided from time to time by the Company or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. The words "anticipate," "believe," "estimate," "expect," "think," "should" and "objective" or similar expressions are intended to identify forward looking statements. The forward looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things:

         -    the success or failure of new product offerings

         - the actions and financial condition of competitors and alliance partners

         -    changes in competitive pricing and bids in the marketplace

         -    changes in domestic conditions, including housing starts

         - changes in foreign economic conditions, including currency fluctuations

         -    changes in laws and regulations

         - changes in customer demand and fluctuations in the prices of and availability of purchased raw materials and parts.

Some or all of these factors are beyond the Company's control. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward looking statements and are cautioned not to place undue reliance on such forward looking statements. The forward looking statements made herein are made only as of the date of this document and the Company undertakes no obligation to publicly update such forward looking statements to reflect subsequent events or circumstances.


                               -------------------
                                    CONTINUE
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

OVERALL OUTLOOK

From James L. Forbes, Chairman, CEO & President of Badger Meter, Inc.:

After seven consecutive years of increases in sales and earnings, the year 2000 fell short of our goal to make it eight. However, 2000 was the third highest year in the company's 95-year history in net profit, cash flow and return on shareholders' equity. We invested more than ever in R&D and paid the highest dividend in 95 years.

We also made good progress on our long-term strategies, which include:

         -    Growth in automatic meter reading.

         -    New alliances that strengthen our competitive position.

         -    Ability to offer a complete product line to our utility customers.

         -    Entry into the services business with Honeywell DMC Services, Inc.

         -    Continued significant investment in research and development.

         -    A new business strategy for the industrial process market.

Over the past century, the world's population has tripled while the demand for water has increased seven-fold. A 1997 United Nations report estimated that one-third of the world's population lives in areas that are under moderate to high water stress, and one-fifth of the world's people have no access to safe drinking water. Over the next 20 years, the number of people living in water-stressed areas of the world is expected to double.

In the United States, water is a $75 billion industry that is growing at a rate of about five percent per year. Within that industry, the market for water metering products is about $540 million and the market for metering services is approximately $1.5 billion. The Clean Water Act and the Safe Drinking Water Act are among the factors driving the growth of the U.S. water industry.

Fresh water continues to be a precious resource, becoming more costly to obtain and distribute, particularly with mandates from various governmental units. There is a growing awareness of the need to conserve this valuable resource among all segments of society. All these factors provide opportunities for Badger Meter to serve its customers with better metering solutions.

We believe our future is bright. Water increasingly is in the news as droughts continue in various parts of the U.S. and the need for investment in the country's water and wastewater structure increases. Badger Meter's most important products -- meters and automatic meter reading devices -- address the water issues in two ways, 1) permitting utilities to measure water consumption which generates cash for the needed investments, and 2) encouraging consumers to conserve water.

James L. Forbes
Chairman, CEO & President

ABOUT OUR MARKETS

The majority of Badger Meter sales are in the water utility market of the United States and, to a lesser degree, in the country of Mexico. Badger Meter's position in the water utility market is that of a market share leader, providing meters and meter reading systems which are utilized by water utilities to generate utility bills, thus revenue. The utility products of Badger Meter are further classified by the specific market segments they serve, which include U.S. and Mexican water meters (residential and commercial/industrial meters) and submetering (apartments and condominiums). In addition, Badger has a strong presence in several niche segments of the industrial flow measurement and control market, including research control valves, automotive fluid meters, electromagnetic meters for industrial and utility application and traditional industrial meters utilized in various industrial applications. The outlook for these markets are discussed in the following sections. (Click on the selected market for further discussion):

  ------------------------               ------------------------
       DOMESTIC WATER                          VALVE MARKET
        METER MARKET
  ------------------------               ------------------------


  ------------------------               ------------------------
        MEXICAN WATER                       AUTOMOTIVE FLUIDS
        METER MARKET                              MARKET
  ------------------------               ------------------------


  ------------------------               ------------------------
     SUBMETERING MARKET                      OTHER INDUSTRIAL
                                              METER MARKETS
  ------------------------               ------------------------


FINANCIAL OUTLOOK

We are continuing to see weaker sales during the first half of 2001 due to delays in product development and an overall softening of the market. However, we anticipate stronger results in the second half of the year as we move forward with many of the new products and alliances discussed in the following sections.

The domestic water meter market continues to provide a strong base for growth, especially with less than 10% of the market converted to AMR systems. We have significant new opportunities for many of our products in Mexico, as well as our European markets. Looking ahead, we expect improved performance in the second half of 2001 due to the introduction of new products, improved market conditions, enhanced alliance relationships and increased efficiencies resulting from the divestiture of several product lines.

Badger recently introduced a new electronic pre-set meter for the automotive fluid meter market, and plans a second-quarter 2001 introduction of a new commercial and industrial compound meter series and a new hand-held interrogator for the TRACE(R) radio frequency AMR system. These products are all expected to drive future sales.

In addition, Badger Meter has enhanced its alliance relationships in 2000 and continues to build more relationships in 2001. These alliances include fire service meters with Ames Co., satellite communications systems with Cybersensor, Inc., a submetering joint venture with Hydrometer GmbH of Germany, a closer working relationship with Itron, Inc., and a new service offering with Honeywell DMC Services.

We are confident that Badger Meter has the products and services to answer our customers' needs. We are also confident that our marketplace will provide us with growth opportunities as we move forward.

DOMESTIC WATER METER MARKET

At the present time approximately 10% of the water utility meter market has been converted to automatic meter reading ("AMR") systems. Prior to 1999, the water utility market witnessed a strong conversion rate to AMR systems. This conversion rate slowed in 1999 and throughout 2000, and continues to be slow in the early part of 2001. Many domestic water utilities are delaying their conversion decisions as they evaluate new market entrants. The past financial difficulties of certain fixed-base providers, as well as concern over the economy, have also caused some lengthening of the sales cycle. We expect to see this trend continuing in the first half of 2001, but anticipate stronger market growth in the second half of the year as customers embrace new products and new alliances and as housing starts improve as a result of lower interest rates.

Click on the following to review related topics:

   [ ]   HOW LARGE IS THE U.S. WATER METER MARKET AND HOW FAST IS IT GROWING?

         It is estimated that by the end of the year 2000 there were approximately 64,000,000 water meters used to generate revenue from residential, commercial and industrial applications across America. Of that total, 10% are installed in commercial and industrial locations. Annually, an estimated 7 million water meters are sold in the United States each year. This includes about 1.3 million meters for new housing starts, 4 million meters for replacements, and the balance for AMR conversions. Historically, the growth rate has been about five percent.

         The future growth of the water meter market in the United States could be significantly and favorably impacted by AMR conversions and by the impacts of water stress. The current energy problems in California are resulting in increased demand for electric AMR products. Continued droughts and water shortages in many areas of the United States could result in similar increases in demand for water metering systems.

   [ ]   WHAT IS AUTOMATIC METER READING (AMR)?

         Automatic meter reading (AMR) refers to the automatic process of collecting meter reading data. Traditionally meter reading has been accomplished by utility personnel going to each meter location in order to read the meter and record the data. Automatic meter reading utilizes electronic components in conjunction with communication technology to automatically deliver the meter reading data for utility billing purposes.

         Automatic meter reading technologies include radio frequency, telephone, satellite and power line carrier. In the water utility industry, radio frequency meter reading has become the clear technology of choice currently in use.

   [ ]   WHAT IS THE AMR CONVERSION RATE, AND WHY IS IT IMPORTANT TO BADGER
         METER?

         The AMR conversion rate refers to the rate at which water utilities are changing their process of reading water meters from a manual method to an electronic method utilizing a communication technology such as radio frequency. It is currently estimated that through the year 2000 approximately 10% of water meters in the United States have converted to automatic meter reading. This means that approximately 90% of water meters in use, or more than 55 million are yet to be converted to an AMR technology!

         Water meter life cycles vary across the country. Some utilities annually change out a percentage of installed meters, thus ensuring that the installed base of meters are yielding a high rate of accuracy. As utilities change out water meters it is logical to install automatic meter reading technologies that will improve customer relations and reduce expenses. The per-unit price of AMR-equipped meters is three to six times the price of non-AMR meters. As the provider of various automatic meter reading technologies, Badger is sure to benefit as a growing number of water utilities recognize the value of converting to AMR.

         The chart below shows an estimate of the current water meter market in the U.S. in terms of units sold each year. Currently, an estimated 7 million water meters are sold in the United States each year. This includes about 1.3 million meters for new housing starts, 4 million meters for replacements, and the balance for AMR conversions. The estimate below assumes the following factors:

              - an increase in AMR conversions from the current rate of 2-3% per year, to a rate of 10% per year by 2005,

              - some reduction in meter replacements due to the accelerated replacements caused by AMR conversions,

              -    and a stable rate of housing starts.

                        (MARKET UNIT GROWTH ASSUMPTION)
                                    [GRAPH]

UNITS                     2000            2001            2002            2003            2004            2005
                          ----            ----            ----            ----            ----            ----
New Housing             1,280,000       1,280,000       1,280,000       1,280,000       1,280,000       1,280,000
Replacements            4,000,000       3,800,000       3,610,000       3,429,500       3,258,025       3,095,124
AMR Conversions         1,500,000       1,800,000       2,500,000       3,200,000       4,000,000       5,000,000
                        ---------       ---------       ---------       ---------       ---------       ---------
Total                   6,780,000       6,880,000       7,390,000       7,909,500       8,538,025       9,375,124



         Given these assumptions, the chart shows that the water meter market could grow from its current level of 7 million meters per year to well over 9 million meters by 2005. Further, as the mix of units sold changes from non-AMR to AMR meters, the dollar value of the market is estimated to grow even faster, averaging double-digit growth over the next five years.


   [ ]   WHAT IS BADGER'S SHARE OF THE U.S. MARKET?

         Market share analysis needs to take into consideration utility meters and automatic meter reading. For the past three years Badger Meter has consistently enjoyed a water meter market share of between 25 - 28% while our AMR market share averages more than 30%. One of the leading industry market reports on AMR deployments indicates that through 1999 Badger Meter was the overall market share leader with 35% of the total installed AMR market with 1.4 million units at 512 water utilities.

   [ ]   WHY ARE HOUSING STARTS IMPORTANT TO BADGER METER?

         Throughout the decade of the `90's, average annual housing starts were
         1.374 million units. Since approximately 80% of these will be to homes served by municipal water supply (typically resulting in the installation of water meters), new housing is a significant portion of total annual meter sales.

                           US HOUSING STARTS (000's)
                                    [GRAPH]


HOUSING STARTS
                1995            1996            1997            1998            1999            2000
                ----            ----            ----            ----            ----            ----
Total           1,354           1,477           1,474           1,617           1,667           1,593

   [ ]   WHO ARE BADGER METER'S MAJOR COMPETITORS IN THE U.S. WATER METER
         INDUSTRY?

         While Badger Meter enjoys the unique position as one of the largest independent producers of water meters and meter reading technologies in the world, we are certainly not without competitors. Over the course of the last two decades several major international companies have acquired numerous water meter production facilities worldwide. Included as Badger's primary competitors in the United States are Schlumberger Industries Resource Management Division; Invensys Technologies (previously called Rockwell or Sensus) and the Water Meter Division of ABB Kent. Smaller competitors also include Master Meter, a subsidiary of ARAD from Israel and Hersey Meter, a division of Mueller Co.

   [ ]   WHAT IS BADGER METER'S CURRENT CAPACITY FOR MANUFACTURING WATER METERS?

         Similar to other manufacturing companies, any calculation of manufacturing capacity is a combination of multiple factors, including product mix, shifts worked, production bottlenecks, individual machine output, etc. In general terms, Badger Meter's historical capacity (prior to 2000) for water meter production has been approximately 1.5 million meters per year. However, Badger Meter began a major capacity expansion during 1998 and completed it in 1999. This expansion included major expenditures for a facility addition in Milwaukee, Wisconsin, as well as significant expenditures for water meter manufacturing equipment in both the Milwaukee and the Nogales, Mexico facilities.

         This expansion increased water meter manufacturing capacity to approximately 2.5 million meters per year. Actual water meter production in 2000 totaled 1.6 million meters, or approximately 65% of capacity. Assuming a consistent mix of products, management believes that water meter production and sales could increase significantly over the next few years without any major new investments in manufacturing capacity.


                              CAPITAL EXPENDITURES
                                    [GRAPH]

                1995            1996            1997            1998            1999            2000
                ----            ----            ----            ----            ----            ----
Equipment       4,493           5,382           8,349           9,426           8,481           6,403
Facilities      0,000           0,000           0,000           8,500           1,500           0,000
                -----           -----           -----          ------           -----           -----
Total           4,493           5,382           8,349          17,926           9,981           6,403


   [ ]   WHAT NEW WATER METER PRODUCTS ARE BEING INTRODUCED BY BADGER METER?

         Badger Meter and Hydrometer GmbH of Ansbach, Germany have formed a joint venture for sales under the name Galaxy IMT LLC. The sales initiative of Galaxy IMT LLC will be directed toward the rapidly emerging water submetering market in the United States. In order to address this market, new product developments are underway. These include water meters of various sizes and designs that will ideally address the needs of smaller apartments or condominiums. Galaxy will bundle these new meter offerings with appropriate AMR technologies that will assist Read Bill Collect companies (RBC's) in obtaining accurate and timely information on water consumption in the submetering market.

         The commercial and industrial market segment within the water utility industry is benefiting from Badger's recent introduction of the Magnetoflow(R) electromagnetic meter - a sophisticated non-intrusive metering technology ideally suited to specific applications of water and wastewater utilities. By combining Magnetoflow electromagnetic meters with the Cybersensor(TM) AMR products, Badger is able to offer an exclusive capability to water and wastewater utilities.

         Cybersensor technology incorporates satellite communication capability to provide automatic reporting of meter activity at any location. Data gathered via the Cybersensor technology is then delivered to the utility via Cybersensor's Internet server. It's a real breakthrough in AMR technologies, and Badger Meter is Cybersensor's exclusive partner for the water market.

   [ ]   WHO ARE BADGER'S MAJOR ALLIANCE PARTNERS AND WHY ARE THEY IMPORTANT?

         For almost one hundred years Badger has been a leader in flow measurement technology as is evident by our strong market share within the water utility industry. We have strengthened our capability through alliances with other recognized leaders in flow measurement technology. Included in this group is H. Meinecke AG of Hannover, Germany, the world's largest producers of bulk water meters used in commercial and industrial applications. The alliance has developed turbine water meter technology that is world class.

         Galaxy IMT LLC, our joint venture with Hydrometer GmbH of Ansbach, Germany (the world's largest producer of submetering water meters), expands our product capability of submetering water meters.

         Through a close alignment with Ames Company, Inc., Division of Watts Industries, Badger has developed a superior line of water meters for the utility fire service market segment. These are water meters that are used in commercial and industrial buildings where fire protection systems are installed. Requirements for these meters include rigorous testing and conformance to Underwriters Laboratories Inc. and Factory Mutual Insurance Co. standards.

         In the field of AMR, Badger recognized the need to cooperate with industry leaders in communication technology in order to provide water utilities with product solutions that meet their needs. To that end, several alliances have been developed.

         For more than a decade, Badger Meter has had a distribution agreement with American Meter Company, marketing the TRACE(R) radio frequency AMR technology to the water utility industry.

         More recently, Badger Meter and Itron, Inc., the world's largest provider of AMR products and systems, have executed a joint marketing and distribution agreement. Joint marketing efforts of Badger and Itron has resulted in AMR and meter system sales to major utilities in the United States, such as Philadelphia, PA; Houston, TX and Milwaukee, WI.

         Cybersensor is the latest AMR technology added to Badger's portfolio. This advanced form of AMR via satellite communication is designed for use with high-dollar revenue generating utility meters, and Badger Meter has exclusive rights to this technology in the water market. This advanced technology sets a new standard in AMR communication capability.

MEXICAN WATER METER MARKET

Badger Meter has a significant installed based of automatic meter reading systems in Mexico, most notably in Mexico City. We expect to see significant opportunities in Mexican water meter markets as the new government moves forward in its efforts to improve the fresh water situation in Mexico. In February of 2001, Mexican President Vicente Fox stated that "the water problem in this country in the next ten years requires investments worth $30 billion." He further stated that one source of the funding "would be to charge real prices for water throughout our national territory." Such an initiative would require significant investments in metering systems. Badger is currently pursuing opportunities to sell water meters and related systems to various Mexican communities.

SUBMETERING MARKET

There are approximately 40 million apartments and condominiums within the United States. In order to provide equitable billing of water used and to encourage conservation of our natural resources, submetering of apartments and condominiums is gaining momentum. Typically submetering of apartments is managed by Read Bill Collect companies (RBC's) that contract these services with property owners or real estate investment trusts.

While not all apartments in the United States are suitable for submetering, approximately one half are. In addition to providing water meters, Badger is also providing meter reading systems that enable the RBC to collect timely and accurate data in harmony with their business agreements with property owners.


Click on the following to review related topics:

   [ ]   HOW LARGE IS THE SUBMETERING MARKET AND HOW FAST IS IT GROWING?

         While few records have been kept on the specific size and growth rates of the submetering market, it is estimated that one million meters have been deployed in this market to this point. If approximately 20 million apartment units can be retrofitted for submetering, market growth opportunities are excellent. In 1999 250,000 meters were sold in the submetering market.


   [ ]   WHO ARE BADGER METER'S MAJOR ALLIANCE PARTNERS FOR SUBMETERING?

         Badger Meter and Hydrometer GmbH (the world's largest producer of water meters for submetering) of Ansbach, Germany have formed a sales and marketing joint venture named Galaxy IMT LLC. With the significant market knowledge and presence in the United States of Badger Meter and the submetering experience of Hydrometer, Galaxy will be ideally suited to address the needs of the submetering market in the United States.

VALVE MARKET


VALVE MARKET


Badger Meter offers a line of small valves under the name "Research Control Valves." These valves are used to control the flow of fluids in a wide variety of applications in medical research, pharmaceutical production, food and beverage, petroleum, and heating, ventilation and air conditioning. These valves are sold throughout the world, with the largest sales in North America and Europe.



Click on the following to review related topics:

   [ ]   HOW LARGE IS THE VALVE MARKET AND HOW FAST IS IT GROWING?

North American (U.S. and Canada) demand for industrial control valves reached $2.1 billion in 1998 representing the world's largest market for industrial control valves. North American demand for industrial control valves is projected to increase 6.0% a year to $2.8 billion in 2003. World demand for industrial control valves reached $10.1 billion in 1998. World demand for industrial control valves is projected to increase 6.2% a year to $13.4 billion in 2003. It is difficult to ascertain Badger Meter's market share for control valves. Badger Meter participates in a niche market for small, precision control valves for research facilities and industrial process industries. Past studies have indicated that the Company has over a 65% market share in the domestic market and approximately a 15% market share of the world market for 1/4" diameter control valves. The same studies indicated that the Company has over a 50% market share of the domestic market and approximately a 10% market share of the world market for 1/2" diameter control valves.


   [ ]   WHAT NEW VALVE PRODUCTS ARE BEING INTRODUCED BY BADGER METER?

Badger Meter acquired a small product line of electromagnetic flow meters for low flows in the latter part of last year. The low flow electromagnetic flow meters are an ideal compliment to the Research Control valves. The Research Control Mag was launched in the first quarter of 2001.

Badger Meter recently introduced a new actuator for its larger size valves (3/4" to 2"). There were some industrial applications where the performance of our current actuator was not sufficient to produce enough shut-off force. The new actuator produces over 60 square inches of shut-off force, which is nearly double the capacity of the current model.

Badger Meter is currently developing products to further update its line of electric valve actuators and to address the growing market for intelligent valve positioners.

AUTOMOTIVE FLUIDS MARKET

Badger Meter serves the automotive fluids market with a full line of meters that measure and dispense automotive fluids such as oil, grease and transmission fluids. These meters are used in commercial and industrial applications throughout the world. Badger's largest markets for these meters are in North America and Europe.



Click on the following to review related topics:

   [ ]   HOW LARGE IS THE AUTOMOTIVE FLUIDS MARKET AND HOW FAST IS IT GROWING?

The domestic market for Badger Meter's automotive fluids products is estimated at just over $10 million annually while the world market is estimated at approximately $20 million annually. The Company estimated its market share to be over 50% in both the domestic and world markets. The annual growth rate for the automotive fluids market is estimated at only 2%-3%.


   [ ]   WHAT NEW AUTOMOTIVE FLUIDS PRODUCTS ARE BEING INTRODUCED BY BADGER
         METER?

Badger Meter recently introduced a new electronic pre-set meter for the automotive fluids market. Badger Meter expects to continue to refine its metering products and oil management systems for the automotive fluids market.

OTHER INDUSTRIAL METER MARKETS


Badger Meter offers a wide range of flow meters for industrial applications. These meters include:

         - Research Control(R) electromagnetic flow meters that measure and control extremely low flows, corrosive fluids, sanitary fluids and batching processes.

         - Electromagnetic flow meters (under the name "Magnetoflow(R)") that measure a large variety of fluids used in various industries, including food and beverage, pharmaceutical, chemical, pulp and paper, and mining.

         - Oscillating piston meters that handle most fluids regardless of viscosity in areas such as batching, inventory control and process transfer of fluids.

         - Concrete meters and dispensing systems that are interfaced with computer batching systems to measure and add chemicals to concrete.



Click on the following to review related topics:

   [ ]   WHAT NEW INDUSTRIAL METER PRODUCTS ARE BEING INTRODUCED BY BADGER
         METER?

The principal area for development in the Company's other industrial products is with the electromagnetic flow meters product line. The Company expects to introduce a new version of its Magnetoflow(R) product line later this year. The new model will have enhanced specifications and features for both the utility and industrial markets.